NORTHERN POWER SYSTEMS CORP.
Northern Power Systems Corp. Announces Resignation of
Vice President and General Counsel

PRESS RELEASE
FOR ONLINE PUBLICATION AND PRINT:
October 26, 2015
MEDIA CONTACT:
Ciel R. Caldwell (+1 857 209 3606) ir@northernpower.com

Barre, VT USA (October 26, 2015): Northern Power Systems Corp. (TSX:NPS), a next generation renewable energy technology provider, announced today that on October 22, 2015, Elliot J. Mark provided written notice of his intent to resign his positions as Vice President, General Counsel, and Corporate Secretary of the company, effective November 13, 2015. Mr. Mark will remain with the company through his resignation date to facilitate a smooth transition of his duties to other Northern Power personnel.

We appreciate Elliots many valuable contributions to the company over the past five years, said Troy Patton, president and chief executive officer of Northern Power Systems, and we wish him well in his future endeavors.

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells wind turbines and power technology products, and provides engineering development services and technology licenses for energy applications, into the global marketplace from its US headquarters and European offices.

Northern Power Systems has over 40 years experience in technologies and products generating renewable energy.
Northern Power Systems currently manufactures the NPS 60 and NPS 100 turbines.
With over 8 million run time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost effective, reliable renewable energy.
Patented next generation permanent magnet direct drive (PMDD) technology uses fewer moving parts, delivers higher energy capture, and provides increased reliability due to reduced maintenance and downtime.
Northern Power Systems FlexPhase power converter platform uses patented converter architecture and advanced controls technology for advanced grid support and generation applications.
Northern Power Systems offers comprehensive in-house development services, including systems level engineering, advanced drivetrains, power electronics, PM machine design, and remote monitoring systems to the energy industry.
Some of the worlds largest manufacturers license the companys next generation technology and IP for their utility and distributed wind products and markets.

To learn more about Northern Power Systems, please visit www.northernpower.com.

For further information please contact Ciel R. Caldwell, Chief Financial Officer of Northern Power Systems, at 857-209-3606.